UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
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CFS Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CFS BANCORP, INC.
707 Ridge Road
Munster, Indiana 46321
(219) 836-5500
March 24, 2006
Dear Shareholder:
      You are cordially invited to attend the Annual Meeting of Shareholders of CFS Bancorp, Inc. The meeting will be held at the Center for Visual and Performing Arts located at 1040 Ridge Road, Munster, Indiana on Tuesday, April 25, 2006 at 10:00 a.m. Central Time. The matters to be considered by shareholders at the Annual Meeting are described in the accompanying materials.
      It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person but will ensure that your vote is counted in the event you are unable to attend.
      Your continued support of and interest in CFS Bancorp, Inc. are sincerely appreciated.

Best regards,

Thomas F. Prisby
Chairman of the Board and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held On April 25, 2006
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
VOTING
INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR, CONTINUING DIRECTORS AND EXECUTIVE OFFICERS
BOARD COMMITTEE REPORTS, POLICIES AND PROCEDURES
CODE OF CONDUCT AND ETHICS
COMMUNICATIONS TO THE BOARD
EXECUTIVE COMPENSATION
RATIFICATION OF APPOINTMENT OF AUDITORS
AUDITOR FEES AND EXPENSES
SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
ANNUAL REPORTS
OTHER MATTERS

CFS BANCORP, INC.
707 Ridge Road
Munster, Indiana 46321
(219) 836-5500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On April 25, 2006

      NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Shareholders (“Annual Meeting”) of CFS Bancorp, Inc. (“Company”) will be held at the Center for Visual and Performing Arts located at 1040 Ridge Road, Munster, Indiana on Tuesday, April 25, 2006 at 10:00 a.m. Central Time for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

(1) To elect one director for a three-year term expiring in 2009, and until his successor is elected and qualified;

(2) To ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006; and

(3) To transact such other business as may properly come before the meeting or at any adjournment thereof. Management is not aware of any other such business.
      The Board of Directors has fixed March 3, 2006 as the voting record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Only those shareholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any such adjournment.

BY ORDER OF THE BOARD OF DIRECTORS

Monica F. Sullivan
Vice President - Corporate Secretary
Munster, Indiana
March 24, 2006
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF. HOWEVER, IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE IN PERSON AT THE ANNUAL MEETING.

CFS BANCORP, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
April 25, 2006
      This Proxy Statement is furnished to holders of common stock, $0.01 par value per share (“Common Stock”), of CFS Bancorp, Inc. (“Company”), the parent holding company of Citizens Financial Bank (“Bank”), formerly known as Citizens Financial Services, FSB. Proxies are being solicited on behalf of the Board of Directors of the Company to be used at the Annual Meeting of Shareholders (“Annual Meeting”) to be held at the Center for Visual and Performing Arts located at 1040 Ridge Road, Munster, Indiana on Tuesday, April 25, 2006 at 10:00 a.m. Central Time and at any adjournment thereof for the purposes set forth in the Notice of Annual Meeting of Shareholders. A copy of the Company’s 2005 Annual Report on Form 10-K, including audited consolidated financial statements, as of and for the year ended December 31, 2005, accompanies this Proxy Statement along with a proxy card. Said Annual Report on Form 10-K is not a part of the proxy solicitation materials. This Proxy Statement and the accompanying materials are first being mailed to shareholders on or about March 24, 2006.
      The cost of the solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Common Stock. The Company has retained Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee not to exceed $5,500, plus reimbursement for out-of-pocket expenses. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.
      Proxies solicited by this Proxy Statement will be returned to the proxy solicitor or the transfer agent, as the case may be, and will be tabulated by the inspector of elections designated by the Board of Directors, who will not be employed by or act as a director of the Company or any of its affiliates.
      If you are a registered shareholder, you may vote by mail or electronically through the Internet by following the instructions on the proxy card.
      The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted “FOR” the election of the Board of Directors’ nominee to the Board of Directors, “FOR” the proposal to ratify BKD, LLP as the Company’s independent registered public accounting firm, and otherwise at the discretion of the proxy holder. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Company’s Corporate Secretary written notice thereof; (ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Corporate Secretary notice of his or her intention to vote in person. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to personally vote at the meeting. Proxies solicited hereby may be exercised only at the Annual Meeting and at any adjournment thereof and will not be used for any other meeting.

VOTING
      Only shareholders of record at the close of business on March 3, 2006 (“Voting Record Date”) will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 11,945,834 shares of Common Stock outstanding, and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting. A quorum at the Annual Meeting shall consist of shareholders representing, either in person or by proxy, a majority of the shares of the Company entitled to vote at the Annual Meeting.
      Directors are elected by a plurality of the votes cast with a quorum present. The affirmative vote of a majority of the total votes present in person and by proxy and entitled to vote is required to ratify the appointment of the independent registered public accounting firm. Abstentions are considered in determining the presence of a quorum but will not affect the plurality vote required for the election of directors. However, because of the affirmative vote required to ratify the appointment of the independent registered public accounting firm, abstentions will have the effect of a vote against the proposal.
      Under rules governing broker/ dealers, the election of directors and ratification of the independent registered public accounting firm are considered “discretionary” items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. There are no proposals to be considered at the Annual Meeting which are considered “non-discretionary” and for which there will be “broker non-votes.”

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR,
CONTINUING DIRECTORS AND EXECUTIVE OFFICERS
Election of Directors
      The Articles of Incorporation of the Company provide that the Board of Directors shall be divided into three classes as nearly equal in number as the then total number of directors constituting the Board of Directors permits.
      At the Annual Meeting, shareholders of the Company will be asked to elect one class of directors, consisting of one director, for a three-year term expiring in 2009 and until his successor is elected and qualified.
      No director, executive officer or nominee for director is related to any other director or executive officer of the Company by blood, marriage or adoption. The Board of Directors’ nominee currently serves as a director of the Company and the Bank.
      Pursuant to NASDAQ National Market (“Nasdaq”) Rule 4350(c), the Board of Directors has affirmatively determined that a majority of the Company’s directors are independent directors as defined by Nasdaq Rule 4200. The Company’s independent directors are Gregory W. Blaine, Gene Diamond, Frank D. Lester, Robert R. Ross, Joyce M. Simon, and Charles R. Webb.
      Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominee for director listed below. If the person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominee recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominee may not be able to serve as a director if elected.
      The following tables present information concerning the nominee for director of the Company and each director whose term continues, including tenure as a director. Ages are reflected as of March 3, 2006. No director of the Company or the Bank serves on the Board of Directors of any other publicly-traded corporation, bank, savings institution, or financial holding company.
NOMINEE FOR DIRECTOR FOR A THREE-YEAR TERM EXPIRING IN 2009

		Principal Occupation During	Director
Name	Age	the Past Five Years	Since

Gene Diamond	53	Director of the Bank since 1994 and the Company since 1998; appointed in 2004 as Regional Chief Executive Officer, after serving three years as Regional Chief Operating Officer, for the Sisters of St. Francis Health Services, Inc., where he is responsible for the hospital group consisting of St. Margaret Mercy Healthcare Centers located in Hammond and Dyer, Indiana, St. Anthony Medical Centers in Crown Point, Indiana and St. Anthony Memorial Health Centers of Michigan City, Indiana; previously served as Chief Executive Officer of St. Margaret Mercy Healthcare Centers from 1993 to 2004.	1998
      The Board of Directors recommends you vote FOR the above-named nominee.

DIRECTORS WHOSE TERMS ARE CONTINUING
Directors with a Term Expiring in 2008

		Principal Occupation During	Director
Name	Age	the Past Five Years	Since

Gregory W. Blaine	57	Director of the Bank and the Company since 1998; consultant to and former Chairman and Chief Executive Officer of TN Technologies; Mr. Blaine served in various capacities with True North Communications, Inc., the parent of TN Technologies, from 1979 to 1998, including director of Global Operating Systems, and as a member of the Board of Directors of True North Communication from 1990 to 1997.	1998
Robert R. Ross	60	Director of the Bank and the Company since 2004; President of Ross Consulting, a business and financial consulting firm since 2004; Partner, PricewaterhouseCoopers, LLP from 1982 to 2004; Trustee, Calumet College of St. Joseph since 1982.	2004
Joyce M. Simon	58	Director of the Bank and the Company since 2004; Chief Financial Officer of the John G. Shedd Aquarium since 1992. Previously, Ms. Simon was a partner with the accounting firm of Ernst & Young LLP.	2004

Directors with a Term Expiring in 2007

Frank D. Lester	65	Director of the Bank since 2000 and the Company since 2001; President of Union Tank Car, Chicago, Illinois since 1999; previously served as President of Procor, Ltd., Oakville, Ontario from 1994 to 1999.	2001
Thomas F. Prisby	64	Chairman of the Board and Chief Executive Officer of the Company since 1998 and of the Bank since 1996; previously, Mr. Prisby served as the President and Chief Operating Officer of the Bank from 1989 to 1996. Mr. Prisby joined the Bank in 1982 as Executive Vice President.	1998
Executive Officers Who Are Not Directors
      Set forth below is information with respect to the principal occupations during the last five years for the executive officers of the Company and the Bank who do not serve as a director of the Company. All executive officers are elected annually by the Board of Directors and serve until their successors are elected and qualified. As of the date hereof, no executive officer set forth below is related to any director or other executive officer of the Company by blood, marriage or adoption, and there are no arrangements or understandings between a director of the Company and any other person pursuant to which such person was elected an executive officer.
      Charles V. Cole. Age 44. Mr. Cole joined the Company and the Bank as Executive Vice President in 2003 and has served as the Chief Financial Officer of the Company and the Bank since January 2004. Prior to joining the Company, Mr. Cole served as Senior Vice President and Chief Financial Officer at Advance Bancorp in Lansing, Illinois, from 1999 to 2003. Mr. Cole began his tenure with Advance Bancorp in 1991 as Controller of South Chicago Bank and was promoted to Vice President and Chief Financial Officer of Advance Bancorp in 1995.
      Thomas L. Darovic. Age 55. Mr. Darovic has served as Executive Vice President of Retail Banking for the Bank since 2005. Previously, Mr. Darovic served as Executive Vice President of Retail Operations, starting in 2003. Mr. Darovic joined the Bank in 2002 as Vice President of Retail Operations and was promoted to Senior Vice President in that same capacity that same year. Prior to his employment with the Bank,

Mr. Darovic served as Vice President of Retail Operations and Administrative Services for Superior Bank FSB, Hinsdale, Illinois, beginning in 1993.
      Zoran Koricanac. Age 48. Mr. Koricanac joined the Bank in 2003 and currently serves as its Senior Vice President and Chief Credit Officer. Previously, Mr. Koricanac served as Senior Lending Officer for Advance Bank, Lansing, Illinois, from 1999 to 2003. Prior to that, Mr. Koricanac served as the Senior Manager for Loan Management Services at the accounting firm of Crowe Chizek and Company LLC in Oak Brook, Illinois, beginning in 1992.
      Jeffrey C. Stur. Age 57. Mr. Stur has served as Senior Vice President — Loan Administration for the Bank since 2003. Previously, Mr. Stur served as Senior Vice President — Lending for the Bank beginning in 1995. Prior to that, Mr. Stur held various roles of increasing responsibility since his employment with the Bank began in 1972.
      Gregg L. Holley. Age 49. Mr. Holley serves as Senior Vice President and Chief Lending Officer since joining the Bank in 2005. Previously, Mr. Holley was employed as Vice President and Relationship Manager at JPMorgan Chase (formerly Bank One) in Merrillville, Indiana. Prior to that, Mr. Holley served in various roles of increasing responsibility after he first began his employment with Bank One in 1985.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires the officers, directors, and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company knows of no person who owns 10% or more of the Company’s Common Stock, except for the CFS Bancorp, Inc. Employee Stock Ownership Plan (“ESOP”) Trust, which owns 10.2% of the shares outstanding of the Common Stock of the Company.
      Based solely on review of the copies of such forms furnished to the Company, or written representations from its officers and directors, the Company believes that during, and with respect to, the year ended December 31, 2005, the Company’s officers and directors complied in all respects with the reporting requirements promulgated under Section 16(a) of the Exchange Act.
Attendance of the Board at Annual Meetings
      Although the Company does not have a formal policy regarding director attendance at annual meetings of shareholders, the Company typically schedules a Board meeting in conjunction with the annual meeting of shareholders and generally expects that its directors will attend the annual meeting of shareholders. All of the directors attended the Annual Meeting of Shareholders held in April 2005 except for Messrs. Lester and Diamond, whose attendance was previously excused.
Meetings of the Board of the Company
      During the year ended December 31, 2005, the Board of Directors of the Company met eight times. No director of the Company attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors held during the period for which he or she has been a director and the total number of meetings held by all committees of the Board of Directors on which he or she served during the periods for which the director so served.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table includes, as of the Voting Record Date, certain information as to the Common Stock beneficially owned by (i) the only persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which were known to the Company to be the beneficial owners of more than 5% of the Company’s issued and outstanding Common Stock, (ii) the directors and director nominee of the Company, (iii) certain executive officers of the Company, and (iv) all directors, director nominee and executive officers of the Company as a group.

	Amount and Nature
	of Beneficial
	Ownership as of		Percent of
Name of Beneficial Owner or Number of Persons in Group	March 3, 2006(1)		Common Stock(2)

CFS Bancorp, Inc.	1,213,169	(3)	10.2%
Employee Stock Ownership Plan Trust
c/o First Bankers Trust Company

Dimensional Fund Advisors, Inc.	804,520		6.7%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Directors and Director Nominees:

Gregory W. Blaine	55,550	(4)	*
Gene Diamond	94,237	(5)	*
Frank D. Lester	32,906	(6)	*
Thomas F. Prisby	593,915	(7)	4.8%
Robert R. Ross	19,019	(8)	*
Joyce M. Simon	18,093	(9)	*
Charles R. Webb	29,700	(10)	*

Other Named Executive Officers:

Charles V. Cole	51,823	(11)	*
Thomas L. Darovic	76,671	(12)	*
Zoran Koricanac	36,479	(13)	*
Jeffrey C. Stur	114,566	(14)	*
All directors, director nominees and other named executive officers of the Company as a group (eleven persons)	1,122,959	(15)	8.9%

*	Represents less than 1% of the outstanding stock.

(1)	Based upon filings made pursuant to the Exchange Act and information furnished by the respective individuals. Under regulations promulgated pursuant to the Exchange Act, shares of Common Stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)	Percentages are calculated on the basis of the amount of outstanding shares plus all options exercisable within 60 days of the Voting Record Date for each individual and for all directors and executive officers as a group.

(3)	The Employee Stock Ownership Plan (“ESOP”) Trust exists by virtue of an agreement between the Company and First Banker’s Trust Company, who act as trustee of the ESOP (“Trustee”). Under the terms of the ESOP, the allocated shares held in the ESOP will be voted in accordance with the instructions of the participating employees. Unallocated shares held in the ESOP will generally be voted in the same ratio on any matter as those allocated shares for which instructions are given, subject in each
(Footnotes continued on following page)

case to fiduciary duties of the Trustee and applicable law. Any allocated shares which either abstain on a proposal or are not voted will be disregarded in determining the percentage of stock voted for and against each proposal by the participants and beneficiaries. As of December 31, 2005, 736,982 shares held by the ESOP had been allocated to the accounts of participating employees. The amount of the Company’s Common Stock beneficially owned by all directors and named executive officers as a group does not include the unallocated shares held by the ESOP.

(4)	Includes 32,000 shares subject to stock options exercisable within 60 days of the Voting Record Date and 50 shares held by Mr. Blaine’s children living at his home.

(5)	Includes 32,000 shares subject to stock options exercisable within 60 days of the Voting Record Date; 1,237 shares held in an individual retirement plan for Mr. Diamond; 42,000 shares held jointly with Mr. Diamond’s spouse; and 3,000 shares in a private foundation established by Mr. Diamond. Mr. Diamond disclaims beneficial ownership of the shares owned by said private foundation.

(6)	Includes 27,000 shares subject to stock options exercisable within 60 days of the Voting Record Date and 2,400 shares held in the Recognition Plan allocated to Mr. Lester. Also includes 906 shares held in a trust established by the Company to fund its obligations with respect to a deferred director’s compensation plan. Mr. Lester disclaims beneficial ownership of said shares except to the extent of his personal pecuniary interests therein.

(7)	Includes 319,145 shares subject to stock options exercisable within 60 days of the Voting Record Date; 2,820 shares held in the Company’s 1998 Retention and Recognition Plan (“Recognition Plan”) allocated to Mr. Prisby; 16,761 shares allocated to him pursuant to the ESOP; 15,919 shares held in the Bank’s Savings & Profit Sharing (“401(k) Plan”); 92,150 shares held in a trust of which Mr. Prisby is the trustee and sole beneficiary; 7,580 shares in an individual retirement account; 27,269 shares held in a trust of which Mr. Prisby’s spouse is the trustee and sole beneficiary; 45,400 shares owned by an adult child living with Mr. Prisby; and 3,500 shares owned by a private charitable foundation established by Mr. Prisby in 2002. Mr. Prisby disclaims all beneficial ownership of the shares owned by his adult child and said private foundation. Also includes 63,371 shares held by trusts established by the Company to fund its obligations with respect to deferred supplemental retirement benefits; Mr. Prisby disclaims beneficial ownership thereof except to the extent of his personal pecuniary interests therein.

(8)	Includes 16,000 shares subject to stock options exercisable by Mr. Ross within 60 days of the Voting Record Date and 3,019 shares owned jointly with his spouse.

(9)	Includes 16,000 shares subject to stock options exercisable by Ms. Simon within 60 days of the Voting Record Date. Also includes 1,093 shares held in a trust established by the Company to fund its obligations with respect to a deferred director’s compensation plan. Ms. Simon disclaims beneficial ownership of said shares except to the extent of her personal pecuniary interests therein.

(10)	Includes 23,000 shares subject to stock options exercisable by Mr. Webb within 60 days of the Voting Record Date; 2,400 shares held in the Recognition Plan allocated to Mr. Webb; and 700 shares owned by Mr. Webb’s spouse. Pursuant to his previously announced retirement from the Board of Directors, Mr. Webb will no longer serve as a director after the Annual Meeting.

(11)	Includes 50,000 shares subject to stock options exercisable by Mr. Cole within 60 days of the Voting Record Date and 1,823 shares allocated to Mr. Cole pursuant to the ESOP.

(12)	Includes 69,000 shares subject to stock options exercisable by Mr. Darovic within 60 days of the Voting Record Date; 3,000 shares held in the Recognition Plan allocated to Mr. Darovic; and 3,393 shares allocated to Mr. Darovic pursuant to the ESOP.

(13)	Includes 35,000 shares subject to stock options exercisable by Mr. Koricanac within 60 days of the Voting Record Date and 1,479 shares allocated to Mr. Koricanac pursuant to the ESOP.

(14)	Includes 69,000 shares subject to stock options exercisable by Mr. Stur within 60 days of the Voting Record Date; 11,572 shares allocated to Mr. Stur pursuant to the ESOP; 18,154 shares held in the Bank’s 401(k) Plan on his behalf; and 5,000 shares jointly owned with Mr. Stur’s spouse.
(Footnotes continued on following page)

(15)	Includes 10,620 shares held by the Recognition Plan, which may be voted by the above-named directors and executive officers pending vesting and distribution; 35,028 shares allocated to the directors and named executive officers pursuant to the ESOP; and 688,145 shares which may be acquired by the named directors and officers upon the exercise of stock options which are currently or shall first become exercisable within 60 days of the Voting Record Date.
BOARD COMMITTEE REPORTS, POLICIES AND PROCEDURES
Committees
      The Board of Directors of the Company has established an Audit Committee, a Compensation Committee, and a Nominating Committee, among others. The current charters for the Audit Committee, the Compensation Committee, and the Nominating Committee are available for review on the Company’s website at www.cfsbancorp.com.
Report of the Audit Committee
      The Audit Committee is composed solely of independent members, as defined by the Nasdaq listing standards and regulations of the SEC, of the Board of Directors of the Company. All members of the Audit Committee are required to be financially literate, and at least one member must have accounting or related financial management experience. Mr. Ross has been affirmatively identified by the Board of Directors as an “audit committee financial expert” as defined by rules promulgated by the SEC pursuant to the provisions of Section 407 of the Sarbanes-Oxley Act of 2002 (“SOX”). The Audit Committee: 1) reviews with management, the internal auditor, and the independent registered public accounting firm the systems of internal control; 2) monitors the Company’s adherence in accounting and financial reporting to generally accepted accounting principles accepted in the United States; and 3) reviews the records and affairs of the Company and its financial condition. The Company has adopted an Audit Committee Charter, which is reviewed and reassessed annually. The Audit Committee Charter was last amended on March 18, 2004 and attached as Appendix A to the Company’s 2004 proxy statement. The Audit Committee Charter may also be viewed on the Company’s website at www.cfsbancorp.com. The members of the Audit Committee are Mr. Blaine, who serves as its Chairman, Mr. Ross, and Ms. Simon. The Audit Committee met six times during 2005.
      The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting and financial reporting functions. Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon, and attesting to management’s evaluation regarding internal controls pursuant to SOX Section 404.
      The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. In addition, in compliance with applicable provisions of the Audit Committee Charter, the Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees,” as amended by SAS No. 90 “Audit Committee Communications.” The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 and has discussed with them their independence. Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.
      The Audit Committee is solely responsible for the appointment, compensation, and oversight of the work of the Company’s independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the services do not impair the independent registered public accounting firm’s independence from the Company. Accordingly, the Audit Committee has adopted and the Board of Directors has ratified an Audit and Non-Audit Services Pre-Approval Policy (“Pre-Approval Policy”) for the Company which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved.
      SEC rules allow the Audit Committee to delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, his or her pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has delegated delineated pre-approval authority to the Chairman of the Committee.

Respectfully submitted,

Gregory W. Blaine (Chairman)
Robert R. Ross
Joyce M. Simon
Report of the Compensation Committee
      The Compensation Committee is comprised of at least three directors, each of whom is independent as defined under Nasdaq’s listing standards. Members of the Compensation Committee are considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. The Company has adopted a Compensation Committee Charter, which can be viewed on the Company’s website at www.cfsbancorp.com. Under the Compensation Committee Charter, members are required to be financially literate, and at least one member must have large-company experience in the areas of human resources and compensation management. The members of the Compensation Committee are Mr. Diamond, who serves as its Chairman, Mr. Lester, and Ms. Simon. No member of the Compensation Committee is a current officer or employee of the Company, the Bank, or any of its subsidiaries, or otherwise engaged in certain transactions with the Company or its subsidiaries required to be disclosed by applicable SEC regulations. The Compensation Committee met four times in 2005.
      The Compensation Committee was established by the Board of Directors in order to assist the Company in the development and oversight of human resource policies, compensation policies, incentive plans, stock benefit programs, and other employee compensation and benefits issues. The Compensation Committee also establishes policies regarding compensation and benefits programs for the Company’s employees and, pursuant to such policies, determines the compensation of and benefits to the Company’s executive officers.
      The Compensation Committee members recognize that the Company must attract, retain, and motivate employees and managers to achieve performance goals that reward them for outstanding performance while serving the financial interests of the Company and its shareholders. In determining executive compensation levels, the Compensation Committee seeks to establish salary and bonus levels designed to attract and retain qualified executives when considered with other components of the Company’s compensation structure. The Committee also considers specific annual performance criteria and looks to create compensation plans that reward executive officers for continuous improvement in those areas which contribute to increases in shareholder value. The level of any salary increase is based upon an executive’s job performance over the year in relation to the Company’s goals of profitability, growth, and customer satisfaction. Economic conditions and peer group compensation surveys provide additional information to support the compensation planning process.
      The Company believes it must compensate its employees and executives fairly and competitively in the markets in which it competes. The competitive market for the Company’s employees and executives is primarily banks and thrifts located in the Midwestern United States.
      The Company’s compensation philosophy is to provide its executives, including the Chairman and Chief Executive Officer, with conservatively competitive base salaries combined with performance-based annual and long-term incentives that provide an appropriate balance and focus between the near-term and long-term objectives of the Company. The compensation model for executives of the Company targets total compensation to be competitive (at least the 50th percentile) when measured against a range of selected comparable companies, including financial institutions in the Company’s asset size range. Executive compensation is primarily comprised of base salary, incentive compensation, and stock benefit plan awards.
      In considering the compensation levels for executive officers of the Company and the Bank, the Compensation Committee has reviewed total compensation levels of employees and executives in comparable positions at selected similar institutions and recommended to the Board of Directors base and total compensation amounts based on such reviews. The Compensation Committee also utilizes reports by independent compensation consultants and salary surveys in order to assist it in its compensation analysis.
      In particular, the compensation for the Company’s Chief Executive Officer, Thomas F. Prisby, for the year ended December 31, 2005 was deemed appropriate and equitable based on the Bank’s:

•	continued progress towards its long-term strategic plan of transforming its asset mix and business model from that of a traditional thrift to that of a community bank;

•	maintenance of capital at levels in excess of regulatory requirements combined with its continuing application of sound lending policies;

•	selection, recruitment and continued development of its executive and lending staff;

•	continued progress in implementing its branching strategy;

•	improvement in its earnings, interest margins, and efficiency ratios; and

•	success in improving its commercial lending, business banking and core deposit mix.
      While each of the factors described above was considered by the Compensation Committee, such factors were not assigned a specific weight.
      The Compensation Committee is also responsible for administering awards granted pursuant to the Company’s 1998 and 2003 Stock Option Plans. Under these Stock Option Plans, the Compensation Committee determines which officers, key employees and non-employee directors will be granted options, whether such options will be granted as incentive or compensatory options (in the case of options to employees), the number of shares subject to each option, the exercise price of each option, and whether such options may be exercised by delivering other shares of Common Stock.
      Awards to the Company’s executive officers are reviewed by the Company’s compensation consultants and other professionals as to propriety and reasonableness as compared to historical levels of grants within the financial services industry. During 2005, four individuals were granted aggregate options on 22,000 shares, 112,880 options were exercised, and 6,550 options were cancelled, leaving a total of 2,450 shares remaining available for issuance under the 1998 Stock Option Plan at December 31, 2005. During 2005, 41 individuals were granted aggregate options on 212,945 shares, 4,000 shares were exercised, and 26,000 shares were cancelled, leaving a total of 26,000 shares remaining available for issuance under the 2003 Stock Option Plan at December 31, 2005.
      On September 30, 2005, the Company accelerated the vesting of all then outstanding stock options primarily in order to reduce the amount of non-cash compensation expense which otherwise would have been recognized in future years. Accordingly, 622,705 stock options which would have otherwise vested from time to time over the next five years became immediately exercisable. The remaining terms and conditions for each of the accelerated stock options remain the same. Based on the Company’s closing price of $13.40 per share on the date of acceleration, 95% of accelerated stock options had exercise prices above the closing market price at the time of acceleration.
      Select officers, key employees and directors of the Company are eligible to receive benefits under the Recognition Plan. During the year ended December 31, 2005, no shares of restricted stock were available for grant under the Recognition Plan.

      Base pay levels for Messrs. Prisby, Cole, Darovic, Koricanac and Stur were increased 7.1%, 10.9%, 9.9%, 4.0%, and 4.6%, respectively, in 2005. Messrs. Prisby, Cole, Darovic, Koricanac and Stur were also granted options to purchase 11,145, 20,000, 16,500, 10,000, and 8,000 shares of Common Stock, respectively, during 2005.
      In addition to base pay, the Bank’s executives and other selected employees are considered for incentive cash bonus payments based upon, among other factors, the performance of the Company and the performance of the individual and his or her business unit in light of certain incentive compensation thresholds that are established by the Compensation Committee on an annual basis. Cash bonuses totaling $93,578, which included a cash incentive bonus of $86,902 rewarding his performance, were awarded to the Chief Executive Officer by the Compensation Committee for the year ended December 31, 2005. There were 23 other executive and managerial officers who received incentive bonus compensation awards based on corporate, business unit, and individual performance goals. These awards ranged from 6.1% to 19.8% of said executives’ or managerial officers’ respective base salaries.

Respectfully submitted,

Gene Diamond (Chairman)
Frank D. Lester
Joyce M. Simon
Compensation Committee Interlocks and Insider Participation
      Determinations regarding compensation of the Company’s and Bank’s employees are made by the Compensation Committee of the Board of Directors, who are all independent directors. Additionally, there were no Compensation Committee interlocks during 2005, which generally means that no executive officer of the Company served as a director or member of the Compensation Committee of another entity, one of whose executive officers served as a director or member of the Company’s Compensation Committee.
Report of the Nominating Committee
      The Nominating Committee is comprised solely of independent members of the Board of Directors of the Company as defined by Nasdaq listing standards. The Company has adopted a Nominating Committee Charter, which can be viewed on the Company’s website at www.cfsbancorp.com. The Nominating Committee met three times during 2005. The members of the Nominating Committee are Mr. Blaine, who serves as its Chairman, Mr. Lester, and Ms. Simon. All nominations for directors of the Company were made by the Nominating Committee.
      Unless an unexpected vacancy or an immediate and pressing need dictates otherwise, it is the preference of the Company to recruit new directors from the Bank’s Board of Directors, if available. The Company believes this allows the members of the Nominating Committee, all of whom also serve as members of the Bank’s Board of Directors, the opportunity to observe and evaluate the effectiveness, commitment and contribution of the individual prior to nominating them for election to the Company’s Board of Directors by the shareholders.
      The Nominating Committees for the Bank and the Company generally operate as a joint committee. The typical process for selecting and nominating new director candidates is as follows:

•	The Chairman and one or more of the other directors identifies the desirability of adding new directors;

•	The Chairman initiates the search, seeking input from the Nominating Committee;

•	The Nominating Committee evaluates prospective nominees and identifies a preferred pool of candidates;

•	The Nominating Committee determines if any existing directors have established relationships with any of the preferred candidates and can initiate discussions therewith;

•	The Nominating Committee interviews and evaluates candidates;

•	The Chairman of the Nominating Committee keeps the Board of Directors informed on the progress of the search;

•	The Nominating Committee meets to consider and select the final candidates; and

•	The Nominating Committee recommends the slate of candidates to the Board of Directors.
      The Nominating Committee seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board of Directors, to the Company, and to its shareholders. Given the nature of the Company and the Bank’s business, as well as the need to have a sufficient number of experienced and knowledgeable independent directors on the Board of Directors who can serve on its various committees, the Nominating Committee seeks to recruit and retain directors with significant executive and/or financial experience. Desired qualities of prospective director candidates include:
      Experience (in one or more of the following):

•	high-level leadership experience in business or administrative activities;

•	breadth of knowledge about issues affecting the Company; and

•	ability and willingness to contribute special competencies to the Board of Directors.
      Personal attributes:

•	personal integrity;

•	loyalty to the Company and concern for its continued long-term success and welfare;

•	willingness to apply sound independent business judgment;

•	awareness of a director’s vital part in the Company’s good corporate citizenship and the corporate image;

•	commitment to investing time necessary to prepare for and attend meetings of the Board of Directors and otherwise consulting on Company matters; and

•	willingness to assume broad fiduciary responsibility.
      Qualified candidates for membership on the Company’s Board of Directors will be considered without regard to race, color, creed, sex, ancestry, national origin, or disability. The Nominating Committee will review the qualifications and backgrounds of the candidates, as well as the overall composition of the Board of Directors, and recommend to the Board of Directors the slate of directors to be nominated for election at the annual meeting of shareholders. The Chairman of the Board, acting on behalf of the full Board of Directors, will extend the formal invitation to become a nominee of the Board of Directors.
      Nominations to the Board of Directors may also be submitted to the Nominating Committee by the Company’s shareholders in accordance with the Company’s Bylaws (see “Shareholder Nominations” below). Any such nominations, together with the requisite biographical information, should be submitted to the Chairman of the Nominating Committee, in care of the Company’s Corporate Secretary. The Nominating Committee will also consider recommendations from shareholders regarding possible candidates for director.
      The Company believes its Board of Directors works best when it operates in a spirit of collegiality, mutual respect, and trust. Consequently, unsolicited recommendations regarding potential director candidates may be subject to additional scrutiny by the Nominating Committee. Reliable references will be required for all prospective members of the Bank’s or the Company’s Board of Directors. The Committee will take special care to insure that potential candidates do not possess undisclosed motives for seeking the nomination, conflicting loyalties to special interest groups, or a desire to represent a distinct subset of the Company’s shareholders.

      Pursuant to the Nominating Committee’s Charter, the Chairman of the Nominating Committee also serves as the Company’s Lead Director. The Nominating Committee Charter provides that the Lead Director shall consult with the Chairman of the Board regarding matters of concern to the Board of Directors; including Board of Directors meeting agendas, the adequacy of information provided to the Board of Directors, and the effectiveness of the Board of Directors’ meeting process. The Lead Director also presides at no less than two executive sessions of the Board of Directors, without the Chairman being present, each year.

Respectfully submitted,

Gregory W. Blaine (Chairman)
Frank D. Lester
Joyce M. Simon
Shareholder Nominations
      Article V, Section 14 of the Company’s Bylaws governs nominations for election to the Board of Directors and requires that all such nominations, other than those made by the Board of Directors or a committee appointed by the Board of Directors, to be made at a meeting of shareholders called for the election of directors, and only by a shareholder who has complied with the notice provisions contained in that section. Shareholder nominations must be made pursuant to timely notice in writing to the Company’s Corporate Secretary. Generally, to be timely, a shareholder’s notice must be delivered to, or mailed, postage prepaid, to the principal executive offices of the Company no later than 120 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of shareholders of the Company. Each written notice of a shareholder nomination is required to include certain information specified in the Company’s Bylaws. Any such nomination by a shareholder with respect to the 2006 Annual Meeting must have been delivered or received no later than the close of business on November 25, 2005. No such nominations by shareholders were received.
CODE OF CONDUCT AND ETHICS
      The Company has adopted a Code of Conduct and Ethics (“Code of Conduct”). A copy of the Company’s Code of Conduct is available on its website at www.cfsbancorp.com. A copy is also available in printed form to any shareholder who requests it by writing to the Company at its principal executive offices in care of the Company’s Corporate Secretary. The Company will disclose in a Current Report on Form 8-K filed with the SEC, to the extent and in the manner provided by Item 5.05 of Form 8-K, the nature of any amendment to the Code of Conduct (other than technical, administrative, or other non-substantive amendments), its approval of any material departure from a provision of the Code of Conduct, and the Company’s failure to take action within a reasonable period of time regarding any material departure from a provision of the Code of Conduct that has been made known to any of its executive officers.
COMMUNICATIONS TO THE BOARD
      Shareholders may correspond with the Chairman of the Board or, in the alternative, with the Lead Director or any other member of the Company’s Board of Directors, by writing in a letter addressed to his or her attention in care of the Company’s Corporate Secretary at the principal executive offices of the Company. All correspondence addressed in this manner will remain sealed and will only be opened by the person to whom it is addressed.
      Employees and others who wish to contact a member of the Company’s Board of Directors or the Audit Committee to report complaints or concerns with respect to accounting, internal accounting controls, or auditing matters, may do so confidentially by directing correspondence to the attention of the member, in care of the Internal Auditor at the principal executive offices of the Company.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth a summary of certain information concerning the compensation paid by the Bank for services rendered in all capacities during the years ended December 31, 2005, 2004 and 2003 to the Chairman and Chief Executive Officer and the four highest paid executive officers of the Bank and its subsidiaries, whose salary plus bonus during 2005 exceeded $100,000. The named executive officers did not receive separate compensation from the Company.

		Annual Compensation			Long Term Compensation

					Awards		Payouts
				Other
				Annual		Securities		All Other
Name and				Compensation	Restricted	Underlying	LTIP	Compensation
Principal Position	Year	Salary	Bonus(1)	(2)	Stock(3)	Options	Payouts	(4)(5)

Thomas F. Prisby	2005	$361,789	$93,578	—	—	11,145	—	$57,385
Chairman and Chief	2004	$341,804	—	—	$7,686	25,000	—	$74,401
Executive Officer	2003	$334,256	$50,266	—	$56,760	35,000	—	$84,837

Charles V. Cole	2005	$160,730	$35,418	—	—	20,000	—	$24,110
Executive Vice President	2004	$149,732	$25,263	—	—	15,000	—	$26,817
and Chief Financial	2003	$27,002	$12,808	—	—	15,000	—	—
Officer

Thomas L. Darovic	2005	$161,960	$35,644	—	—	16,500	—	$28,214
Executive Vice President—	2004	$141,860	$24,204	—	—	17,500	—	$32,039
Retail Banking	2003	$111,300	$22,798	—	$70,950	15,000	—	$24,541

Zoran Koricanac	2005	$133,400	$21,964	—	—	10,000	—	$20,578
Sr. Vice President — Chief	2004	$126,845	$17,124	—	—	15,000	—	$22,481
Credit Officer	2003	$49,289	$5,077	—	—	10,000	—	—

Jeffrey C. Stur	2005	$117,240	$19,140	—	—	8,000	—	$24,296
Sr. Vice President —	2004	$111,816	$7,976	—	—	6,000	—	$28,667
Loan Administration	2003	$111,800	$18,362	—	—	10,000	—	$29,828

(1)	Represents cash holiday bonuses and performance-related cash bonuses earned during the year indicated which may have been paid or will be paid, in whole or in part, in a subsequent period.

(2)	Does not include amounts attributable to miscellaneous benefits received by the named executive officers. In the opinion of the management of the Company, the costs to the Bank of providing such benefits to each of the named executive officers during the year ended December 31, 2005 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for each individual.

(3)	Reflects market values on the date the restricted stock awards were made pursuant to the Recognition Plan. As of December 31, 2005, the Recognition Plan Trustee held 2,820 shares on behalf of Mr. Prisby and 3,000 shares on behalf of Mr. Darovic, having a aggregate value of $40,326 and $42,900, respectively, on that date. Dividends paid on the restricted Common Stock are held in trust and paid to the recipient when the restricted Common Stock is earned.

(4)	For the year ended December 31, 2005, the Bank will match a portion of the executives’ pre-tax elective deferral contributions under its 401(k) Plan. Matching Contributions will be allocated to the accounts of all eligible participants through the Company’s ESOP. Allocations to be made for 2005 pursuant to the Company’s ESOP on behalf of Messrs. Prisby, Cole, Darovic, Koricanac, and Stur are estimated to be $34,606, $24,110, $28,214, $20,578, and $24,296, respectively. For Mr. Prisby, the estimated allocation to be made pursuant to the excess benefit plan for amounts not permitted under the ESOP due to limits under the Code (“ESOP SERP”) is $22,780.
(Footnotes continued on following page)

(5)	For the year ended December 31, 2004, reflects $38,418, $26,027, $27,148, $21,118, and $24,759 allocated to Messrs. Prisby, Cole, Darovic, Koricanac and Stur pursuant to the ESOP, which amounts were not available in time for inclusion in the Company’s previous proxy statement. Also includes $29,833 allocated to Mr. Prisby pursuant to the ESOP SERP for 2004, which amount was, likewise, not available at the time of filing of the Company’s previous proxy statement.
Compensation Pursuant to Stock Options
      The following table sets forth certain information concerning grants of stock options awarded to the named executive officers during the year ended December 31, 2005.

	Option Grants in Last Fiscal Year				Grant Date
	Individual Grants				Value

	Number of
	Securities
	Underlying	% of Total
	Options	Options Granted	Exercise	Expiration	Grant Date
Name	Granted(1)	to Employees	Price(2)	Date	Present Value(3)

Thomas F. Prisby	11,145	5.3%	$13.48	7/25/15	$31,317

Charles V. Cole	20,000	9.5%	$13.48	7/25/15	$56,200

Thomas L. Darovic	16,500	7.8%	$13.48	7/25/15	$46,365

Zoran Koricanac	10,000	4.7%	$13.48	7/25/15	$28,100

Jeffrey C. Stur	8,000	3.8%	$13.48	7/25/15	$22,480

(1)	At time of grant, consisted of stock options exercisable at the rate of 20% per year from the date of grant. On September 30, 2005, the Company accelerated vesting on all outstanding stock options primarily in order to reduce the amount of non-cash compensation expense that otherwise would have been recognized in future years. The acceleration of stock options eliminated approximately $1.7 million of future compensation expense, net of taxes.

(2)	In all cases, the exercise price was based on the fair market value of a share of Common Stock on the date of grant.

(3)	The present value of the stock options granted was estimated to be $2.81 per option using the Black-Scholes Option Pricing Model. Under this analysis, the risk-free interest rate was assumed to be 4.1%, the expected volatility to be 25.9%, the expected dividend yield to be 3.6%, and the expected life of the stock options to be six years.

Aggregate Option Exercises in Last Fiscal Year and Year End Option Values
      The following table sets forth certain information concerning exercises of stock options by the named executive officers during the year ended December 31, 2005 and stock options held by the named executive officers at December 31, 2005.

	Number of Shares	Value
	Acquired Upon	Realized	Number of Unexercised Options at		Value of Unexercised In-the-Money
	Exercise of	Upon	Year End(2)		Options at Year End(3)
Name	Options	Exercise(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas F. Prisby	7,000	$40,250	339,145	—	$1,100,839	—

Charles V. Cole	—	—	50,000	—	$16,400	—

Thomas L. Darovic	—	—	69,000	—	$33,130	—

Zoran Koricanac	—	—	35,000	—	$10,200	—

Jeffrey C. Stur	—	—	69,000	—	$181,010	—

(1)	Based on the per share market price on date of exercise.

(2)	Vesting on all then outstanding stock options was accelerated on September 30, 2005.

(3)	Based on the per share market price of $14.30 at December 31, 2005.
Employment Agreements
      In 2003, the Company and the Bank (“Employers”) entered into new employment agreements with each of Messrs. Prisby, Cole, and Darovic (“Executives”). The agreements with Mr. Prisby superseded his existing employment agreements. The Employers agreed to employ Mr. Prisby for a term of three years and Messrs. Darovic and Cole for terms of one year each in their current respective positions. The terms of the agreements with the Executives are at their current salary levels. The employment agreements are reviewed annually by the Employers’ respective Boards of Directors. The term of each Executive’s employment agreement with the Company is extended daily for a successive additional one-day period unless the Company provides notice, not less than 60 days prior to such date, of its intent not to extend the employment term. The term of each Executive’s existing agreement with the Bank may be periodically extended by the Bank for no more than one additional year.
      Each of the employment agreements is terminable with or without cause by the Employers. The Executives have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination or termination by the Employers for cause, disability, retirement, or death. In the event that (i) the Executive terminates his employment because of failure to comply with any material provision of the employment agreement by the Employers or the Employers change the Executive’s title or duties or (ii) the employment agreement is terminated by the Employers other than for cause, disability, retirement, or death or by the Executive as a result of certain adverse actions which are taken with respect to the Executive’s employment following a change in control of the Company, as defined, the Executive will be entitled to a cash severance amount. In the case of Mr. Prisby, the cash severance amount would be equal to three times his average annual compensation, as defined. In the case of Messrs. Darovic and Cole, the cash severance amount would be equal to 100% of their current salary, plus any bonus they received for the previous year. The Executives’ agreements with the Company also provide that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), and such payments will cause the Executive to incur an excise tax under the Code, the Company shall pay the Executive an amount such that after the payment of all federal, state, and local income taxes and any additional excise tax, the Executive will be fully reimbursed for the amount of such excise tax.
      In December 2004, the Company and the Bank each entered into an agreement with Mr. Koricanac. These agreements do not have a specified term and are not intended to be construed as a contract for employment for a specific term except upon the occurrence of a “Trigger Event,” which is defined in the agreements as the execution of a definitive agreement intended to result in a “Change in Control” of the Company and that has been publicly announced by the Company (“Trigger Date”), the terms of the agreements become one year. The term of the agreement with the Company will be extended daily by a period of one day starting on the Trigger Date unless the Company provides notice, not less than 60 days prior to such date of its intent, not to extend the employment term whereas the term of Mr. Koricanac’s agreement with the Bank may be extended by the Bank each year for an additional year upon the anniversary of the Trigger Date unless the Bank provides written notice otherwise not less than 60 days prior to the end of the term.
      Each of Mr. Koricanac’s agreements is terminable with or without cause by the Employers. Mr. Koricanac has no right to compensation or other benefits pursuant to the agreements for any period after voluntary termination or termination by the Employers for cause, disability, retirement, or death. In the event that (i) Mr. Koricanac terminates his employment because of failure to comply with any material provision of the agreement by the Employers, which breach is not cured, or (ii) the agreement is terminated by the Employers other than for cause, disability, retirement, or death or by Mr. Koricanac as a result of certain adverse actions which are taken with respect to Mr. Koricanac’s employment following a “Change in Control” of the Company, as defined, Mr. Koricanac will be entitled to a cash severance amount equal to 100% of his salary and cash bonus earned for the previous year.
      A Change in Control is generally defined in the employment agreements to include any change in control of the Company required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 20% or more of the Company’s outstanding voting securities and (ii) a change in a majority of the directors of the Company during any three-year period without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period.
      Although the above-described employment agreements could increase the cost of any acquisition of control of the Company, management of the Company does not believe that the terms thereof would have a significant anti-takeover effect. The Employers may determine to enter into similar employment agreements with other officers of the Employers in the future.
Directors’ Compensation
      Members of the Company’s Board of Directors do not receive an annual retainer. During 2005, members of the Company’s Board of Directors received $500 per Board of Directors meeting attended and members of the Bank’s Board of Directors received $1,700 per Board of Directors meeting attended. Members of the Compensation Committee received $500 per meeting attended, with the Compensation Committee Chairman receiving an additional $100 per meeting. Audit Committee members received $550 per meeting attended, with the Audit Committee Chairman receiving an additional $200 per meeting. Nominating Committee members received $200 per meeting attended. There were no meetings of the Executive Committee held in 2005.
      Beginning July 1, 2006, members of the Board of Directors will receive an annual retainer of $6,000 for service on the Company’s Board of Directors and $20,000 for service on the Bank’s Board of Directors. Compensation Committee members will receive $550 per Compensation Committee meeting attended, with the Compensation Committee Chairman receiving an additional $100 per meeting. Audit Committee members will receive $750 per meeting attended, with the Audit Committee Chairman to receive an additional $250 per meeting. Nominating Committee members will each receive $200 per meeting attended. Directors attending Executive Committee meetings will receive $200 per meeting attended. In lieu of the above, committee members may be compensated for abbreviated committee meetings at the rate of $150 per hour, or fraction thereof, at the discretion of the respective committee’s chairman.
      As additional compensation, on July 25, 2005, each non-executive member of the Company’s Board of Directors was awarded a grant of 4,000 non-qualified stock options to purchase shares of the Company’s Common Stock under the Company’s 2003 Stock Option Plan with an estimated present value on the date of grant of $2.81 per share.

      Members of the Company’s Board of Directors are also reimbursed for travel expenses related to their attendance at meetings of the Board of Directors. Mr. Prisby is not compensated for attending meetings of the Board of Directors of the Company or the Bank or their committees. Director compensation is subject to periodic adjustment by the Board of Directors. All members of the Company’s Board of Directors also serve as members of the Bank’s Board of Directors.
Retirement Plan
      The Bank maintains a non-contributory, tax-qualified defined benefit pension plan (“Retirement Plan”) for eligible employees. All salaried employees age 21 or older who have completed at least one year of service are eligible to participate in the Retirement Plan. The Retirement Plan provides a benefit for each participant, including executive officers named in the Summary Compensation Table, equal to 1.5% of the participant’s final average compensation (highest average annual compensation during 60 consecutive calendar months) multiplied by the participant’s years (and any fraction thereof) of eligible employment. A participant is fully vested in his or her benefit under the Retirement Plan after five years of service. The Retirement Plan is funded by the Bank on an actuarial basis, and all assets are held in trust by the Retirement Plan trustee.
      Benefits were frozen under this plan effective March 1, 2003. In addition, employees hired after that date are not eligible to enter the plan. Although no further benefits will accrue while the freeze remains in place, the freeze does not reduce benefits accrued prior to that date.
      The following table illustrates the annual benefit payable upon normal retirement at age 65 at various levels of compensation and years of service under the Retirement Plan at the time its benefits were frozen.

	Years of Service

Remuneration	15	20	25	30	35

$ 80,000	$18,000	$24,000	$30,000	$36,000	$42,000
100,000	22,500	30,000	37,500	45,000	52,500
120,000	27,000	36,000	45,000	54,000	63,000
140,000	31,500	42,000	52,500	63,000	73,500
160,000	36,000	48,000	60,000	72,000	84,000
180,000	40,500	54,000	67,500	81,000	94,500
200,000	45,000	60,000	75,000	90,000	105,000
      The following table sets forth the years of credited service and the average annual earnings (as defined above) determined as of June 30, 2005, the end of the latest benefit plan year, for each of the participating named executive officers. Messrs. Cole, Darovic, and Koricanac are not participants in the Retirement Plan.

	Years of	Average Annual
	Credited Service	Earnings(1)

Thomas F. Prisby	19	$172,000
Jeffrey C. Stur	29	$121,051

(1)	Reflects effect of limitation of the amount of compensation that may be used in calculating benefits under the provisions of the Code.
Supplemental Executive Retirement Plans
      The Company has a supplemental executive retirement plan to provide for supplemental benefits to certain employees whose benefits under the Retirement Plan or the ESOP are reduced by limitations imposed by the Code. The supplemental benefits equal the amount of additional benefits the participants would receive if there were no income limitations imposed by the Code. From time to time, the Company’s Board of Directors may designate which employees may participate in these additional supplemental executive retirement plans. The Company has established grantor trusts with an independent financial institution to satisfy its obligations under the plans. The assets of the grantor trusts are subject to the claims of the

Company’s general creditors in the event of insolvency, and the trustee must invest substantially all of the trusts’ assets in the Company’s common stock.
      Trusts have been established by the Company to fund its obligation with respect to Mr. Prisby’s supplemental retirement benefits. There were no payments or contributions made on behalf of Mr. Prisby for the year ended December 31, 2005 with respect to the Retirement Plan SERP. The estimated allocation to be made on behalf of Mr. Prisby pursuant to the ESOP SERP is $22,780.
Transactions With Certain Related Persons
      In accordance with applicable federal laws and regulations, the Bank offers mortgage loans to its directors, officers and employees, as well as members of their immediate families, for the financing of their primary residences and certain other loans. These loans are generally made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features.
      Section 22(h) of the Federal Reserve Act generally provides that any credit extended by a savings institution, such as the Bank, to its executive officers, directors and, to the extent otherwise permitted, principal shareholder(s), or any related interest of the foregoing, must be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings institution with non-affiliated parties unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution, (ii) does not give preference to any director, executive officer or principal shareholder, or certain affiliated interests of either, over other employees of the savings institution, and (iii) does not involve more than the normal risk of repayment or present other unfavorable features.
      The Bank employs Michael P. Prisby, the son of the Company’s Chairman and Chief Executive Officer, as its Vice President — Corporate Investment Officer. Mr. Michael Prisby’s salary and bonus for 2005 totaled $91,540.
      The Company is unaware of any related party transactions other than those described above.

Performance Graph
      The following graph compares the cumulative total returns for the Company’s Common Stock, the Standard & Poor’s 500 Index (“S&P 500”) and the Nasdaq Bank Index from the close of trading on December 31, 2000 to the close of trading on December 31, 2005.
Total Return Performance

Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

CFS Bancorp, Inc.	100.00	138.28	141.68	151.16	150.34	155.92

S&P 500	100.00	88.11	68.64	88.32	97.93	102.74

Nasdaq Bank Index	100.00	112.55	120.37	160.14	182.03	178.52

RATIFICATION OF APPOINTMENT OF AUDITORS
      The Audit Committee has appointed BKD, LLP as the Company’s independent registered public accounting firm to perform the audit of the Company’s financial statements for the year ending December 31, 2006 and further directed that the selection of the Company’s independent registered public accounting firm be submitted for ratification by the shareholders at the Annual Meeting. BKD, LLP performed an audit of the Company’s consolidated financial statements for the year ended December 31, 2005.
      The Company has been advised by BKD, LLP that neither that firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent registered public accountants and clients. BKD, LLP will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.
      The Audit Committee has considered, in determining whether to appoint BKD, LLP as the Company’s independent registered public accounting firm, whether the provision of services, other than auditing services, by BKD, LLP is compatible with maintaining their independence. In addition to performing auditing services, BKD, LLP performed other tax and audit-related services for the Company in the year ended December 31, 2005. These other services included work related to its corporate tax returns and auditing the benefit plans of the Company. The Audit Committee believes that the performance of these other services by BKD, LLP is not incompatible with maintaining their independence.
      Crowe Chizek and Company LLC performed the audit of the Company’s consolidated financial statements for the year ended December 31, 2004. On April 5, 2005, Crowe Chizek and Company LLC

provided notice to the Audit Committee of the Board of Directors of the Company that it declined to stand for re-appointment as the independent registered public accounting firm for the Company. Crowe Chizek and Company LLC’s report did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the year ended December 31, 2004, and from December 31, 2004 through the effective date of Crowe Chizek and Company LLC’s disengagement, there were no disagreements between the Company and Crowe Chizek and Company LLC on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which disagreements would have caused Crowe Chizek and Company LLC to make reference to the subject matter of such disagreements in connection with its report. None of the “reportable events” described in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC pursuant to the Exchange Act, as amended, have occurred during the year ended December 31, 2004, or through the effective date of Crowe Chizek and Company LLC’s termination. During the year ended December 31, 2004, and from December 31, 2004 until the engagement of BKD, LLP as the Company’s independent registered public accounting firm in April 2005, neither the Company nor anyone on its behalf, consulted BKD, LLP with respect to any accounting or auditing issues involving the Company. In particular, there was no discussion with the Company regarding the application of accounting principles to a specified transaction; the type of audit opinion that might be rendered on the financial statements; or any matter that was either the subject of a disagreement with Crowe Chizek and Company LLC on accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of Crowe Chizek and Company LLC, would have caused Crowe Chizek and Company LLC to make reference to the matter in their report, or a “reportable event” as described in Item 304(a)(1)(v) of Regulations S-K promulgated by the SEC. On April 21, 2005, the Audit Committee of the Company’s Board of Directors notified BKD, LLP that they had been engaged to serve as the Company’s independent registered public accountants. The appointment of BKD, LLP was effected by the Audit Committee, which was comprised solely of independent directors.
      Ernst & Young LLP performed the audit of the Company’s consolidated financial statements for the year ended December 31, 2003. On May 24, 2004, the Audit Committee of the Company’s Board of Directors notified Crowe Chizek and Company LLC that they had been engaged to serve as the Company’s independent registered public accountants and notified Ernst & Young LLP that they had been dismissed as the Company’s independent registered public accountants. Ernst & Young LLP’s report did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the year ended December 31, 2003, and from December 31, 2003 through the effective date of Ernst & Young LLP’s termination, there were no disagreements between the Company and Ernst & Young LLP on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which disagreements would have caused Ernst & Young LLP to make reference to the subject matter of such disagreements in connection with its report. None of the “reportable events” described in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC pursuant to the Exchange Act, as amended, have occurred during the year ended December 31, 2003, or through the effective date of Ernst & Young’s termination. During the year ended December 31, 2003, and from December 31, 2003 until the engagement of Crowe Chizek and Company LLC as the Company’s independent registered public accountant, which engagement was effected by the Company’s Audit Committee comprised solely of independent directors, neither the Company, nor anyone on its behalf, consulted Crowe Chizek and Company LLC with respect to any accounting or auditing issues involving the Company. In particular, there was no discussion with the Company regarding the application of accounting principles to a specified transaction; the type of audit opinion that might be rendered on the financial statements; or any matter that was either the subject of a disagreement with Ernst & Young LLP on accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the matter in their report, or a “reportable event” as described in Item 304(a)(1)(v) of Regulations S-K promulgated by the SEC.

AUDITOR FEES AND EXPENSES
Audit Fees
      The aggregate amount of fees and expenses billed by BKD, LLP for its audit of the Company’s annual financials statements for the year ended December 31, 2005 to date is $216,684, which includes their review of the Company’s attestation of management’s assertion of the Company’s internal controls included in reports filed by the Company under the Exchange Act for the year ended December 31, 2005. BKD, LLP estimates that there will be no other fees or expenses incurred in completing the audit. This amount includes fees related to BKD, LLP’s review of the Company’s unaudited interim financial statements and attestation of management’s assertion of the Company’s internal controls included in reports filed by the Company under the Exchange Act for the year ended December 31, 2005. The aggregate amount of fees billed by Crowe Chizek and Company LLC for its audit of the Company’s financial statements for the year ended December 31, 2004 was $205,973. This amount included fees related to Crowe Chizek and Company LLC’s review of the Company’s unaudited financial statements that were included in reports filed by the Company under the Exchange Act for the year ended December 31, 2004. Crowe Chizek and Company LLC also billed the Company $198,823 related to their review of the Company’s attestation of management’s assertion of the Company’s internal controls included in reports filed by the Company under the Exchange Act for the year ended December 31, 2004. All fees paid to the BKD, LLP and Crowe Chizek and Company LLC were approved in advance by the Audit Committee.
Audit-Related Fees
      The amount of fees billed by BKD, LLP for its audit of the Company’s benefit plans for the year ended December 31, 2004 was $33,940. The amount of fees billed by Crowe Chizek and Company LLC for audit-related services during 2004 was $24,705.
Tax Services
      The aggregate fees payable to BKD, LLP for preparing federal, state, and local income tax returns and for other tax-related services which include tax compliance, advice and planning for the year ended December 31, 2005, payable in 2006, is estimated to be between $18,500 and $22,500. The aggregate fees billed by Crowe Chizek and Company LLC for preparing federal, state, and local income tax returns and for other tax-related services which include tax compliance, advice and planning for the year ended December 31, 2004 were $48,000 and $9,275, respectively, in 2005 and 2004. All tax services billed by Crowe Chizek and Company LLC have been paid.
All Other Fees
      The aggregate fees billed by BKD, LLP for other non-prohibited services during the year ended December 31, 2005 were $1,435. There were no other fees billed by the Company’s independent registered public accountants during the year ended December 31, 2004.
      The Board of Directors recommends that you vote “FOR” the ratification of the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.
SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
      Any proposal which a shareholder wishes to have included in the proxy materials of the Company relating to the Company’s next annual meeting of shareholders, which is tentatively scheduled to be held in April 2007, must be received by the Company’s Corporate Secretary at its principal executive offices no later than November 24, 2006. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the 1934 Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of shareholders. It is urged that any such proposals be sent certified mail, return receipt requested.

      Shareholder proposals which are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before the next annual meeting of shareholders, which is tentatively scheduled to be held in April 2007, pursuant to Section 12 of Article IV of the Company’s Bylaws. Any such proposal must be received no later than November 24, 2006.
ANNUAL REPORTS
      A copy of the Company’s Annual Report on Form 10-K accompanies this Proxy Statement. Such Annual Report is not a part of the proxy solicitation materials. Upon receipt of a written request, the Company will furnish to any shareholder, without charge, an additional copy of the Company’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2005 required to be filed under the Exchange Act. Upon request and the payment of $0.10 (ten cents) per page, copies of any exhibit to the Company’s Annual Report on Form 10-K will also be provided. Any such written request should be directed to the Company’s Corporate Secretary at its principal executive offices. The Annual Report on Form 10-K is also available via a link on the Company’s website at www.cfsbancorp.com.
OTHER MATTERS
      The Board of Directors knows of no additional information that will be presented for consideration at the Annual Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

By Order of the Board of Directors

Monica F. Sullivan
Vice President — Corporate Secretary
March 24, 2006

March 24, 2006
Dear Plan Participant,
     As described in the attached materials, your votes as a stockholder of CFS Bancorp, Inc. (the “Company”) are being solicited in connection with the proposals to be considered at the Company’s upcoming Annual Meeting of Shareholders to be held on April 25, 2006. We hope you will take advantage of the opportunity to direct the manner in which shares of Common Stock of the Company allocated to your account(s) as a participant in the Company’s employee benefit plans will be voted.
     Enclosed with this letter is a copy of the Company’s 2005 Annual Report on Form 10-K, the Company’s latest Proxy Statement describing the matters to be voted upon, voting instruction form(s) that will permit you to vote the shares allocated to your account(s), and a return envelope. You will receive a separate form for each Plan in which you participate. After you have reviewed the enclosed materials, we urge you to vote the shares allocated to you in the Plan(s) by marking, dating, signing and returning the enclosed form(s) to the tabulator in the accompanying envelope. Your instructions must be received by the tabulator on or before noon on April 24, 2006. Please return a form for each plan in which you participate. The tabulator, who is not an employee or director of the Company, will ensure your vote is kept confidential.
     We urge each of you to vote, as a means of participating in the governance of the affairs of the Company. If your voting instructions are not received, the shares allocated to your account(s) pursuant to the Plan(s) will not be voted. While we hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.
     Please note that the enclosed material relates only to those shares which have been allocated to your account under the Company’s Plans. You may receive other voting material for shares otherwise owned by you individually and not under the Plans.

Best regards,

CFS BANCORP, INC.
ANNUAL MEETING OF SHAREHOLDERS
VOTING INSTRUCTION BALLOT FOR THE
CFS BANCORP, INC. ESOP
Participant:
Number of Shares:
The undersigned hereby instructs the Trustee of the CFS Bancorp, Inc. Employee Stock Ownership Plan (“Plan”) to vote, as designated below, all the shares of Common Stock of CFS Bancorp, Inc. (“Company”) that were allocated to my account pursuant to the Plan as of March 3, 2006 upon the following proposals to be presented at the Annual Meeting of Shareholders of the Company on April 25, 2006 and at any adjournment thereof.
1.	Election of Director
Nominee for a three year term expiring in 2009 or until his successor is elected and qualified:
Gene Diamond
☐   FOR           ☐   WITHHOLD
The Board of Directors recommends that you vote FOR the election of the nominee listed above.
2.	PROPOSAL to ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.
☐  FOR            ☐  AGAINST          ☐  ABSTAIN
The Board of Directors recommends that you vote FOR the proposal to ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. As of March 24, 2006, the Board of Directors knows of no other business to be presented at the Annual Meeting.
SUCH VOTES ARE HEREBY SOLICITED BY THE BOARD OF DIRECTORS. THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE ELECTION OF THE NOMINATED DIRECTOR AND FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF BKD, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Dated __________________, 2006
Signature
If you return this card properly signed but do not otherwise specify, your shares will be voted FOR the nominee specified above and FOR the ratification of the appointment of BKD, LLP as the Company’s independent registered public accounting firm. If you do not return this card, your shares will not be voted.

CFS BANCORP, INC.
ANNUAL MEETING OF SHAREHOLDERS
VOTING INSTRUCTION BALLOT FOR THE
1998 RECOGNITION AND RETENTION PLAN
Participant:
Number of Shares:
The undersigned hereby instructs the Trustee of the CFS Bancorp, Inc. 1998 Recognition and Retention Plan (“Plan”) to vote, as designated below, all the shares of Common Stock of CFS Bancorp, Inc. (“Company”) that were allocated to my account pursuant to the Plan as of March 3, 2006 upon the following proposals to be presented at the Annual Meeting of Shareholders of the Company on April 25, 2006 and at any adjournment thereof.
1.	Election of Director
Nominee for a three year term expiring in 2009 or until his successor is elected and qualified:
Gene Diamond
☐   FOR            ☐   WITHHOLD
The Board of Directors recommends that you vote FOR the election of the nominee listed above.
3.	PROPOSAL to ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.
☐   FOR            ☐   AGAINST          ☐  ABSTAIN
The Board of Directors recommends that you vote FOR the proposal to ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. As of March 24, 2006, the Board of Directors knows of no other business to be presented at the Annual Meeting.
SUCH VOTES ARE HEREBY SOLICITED BY THE BOARD OF DIRECTORS. THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE ELECTION OF THE NOMINATED DIRECTOR AND FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF BKD, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Dated __________________, 2006
Signature
If you return this card properly signed but do not otherwise specify, your shares will be voted FOR the nominee specified above and FOR the ratification of the appointment of BKD, LLP as the Company’s independent registered public accounting firm. If you do not return this card, your shares will not be voted.

CFS BANCORP, INC.
ANNUAL MEETING OF SHAREHOLDERS
VOTING INSTRUCTION BALLOT FOR THE
CITIZENS FINANCIAL SERVICES, FSB
EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN (401(k) Plan)
Participant:
Number of Shares:
The undersigned hereby instructs the Trustee of the Citizens Financial Services, FSB (n/k/a Citizens Financial Bank) Employees’ Savings & Profit Sharing Plan (“Plan”) to vote, as designated below, all the shares of Common Stock of CFS Bancorp, Inc. (“Company”) that were allocated to my account pursuant to the Plan as of March 3, 2006 upon the following proposals to be presented at the Annual Meeting of Shareholders of the Company on April 25, 2006 and at any adjournment thereof.
1.	Election of Director
Nominee for a three year term expiring in 2009 or until his successor is elected and qualified:
Gene Diamond
☐   FOR           ☐   WITHHOLD
The Board of Directors recommends that you vote FOR the election of the nominee listed above.
4.	PROPOSAL to ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.
☐   FOR           ☐   AGAINST           ☐   ABSTAIN
The Board of Directors recommends that you vote FOR the proposal to ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. As of March 24, 2006, the Board of Directors knows of no other business to be presented at the Annual Meeting.
SUCH VOTES ARE HEREBY SOLICITED BY THE BOARD OF DIRECTORS. THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE ELECTION OF THE NOMINATED DIRECTOR AND FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF BKD, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Dated __________________, 2006
Signature
If you return this card properly signed but do not otherwise specify, your shares will be voted FOR the nominee specified above and FOR the ratification of the appointment of BKD, LLP as the Company’s independent registered public accounting firm. If you do not return this card, your shares will not be voted.